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                                                                    EXHIBIT 12.2

                             PAINE WEBBER GROUP INC.
    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                 STOCK DIVIDENDS

                            (In thousands of dollars)


                                         Three Months                           Years Ended December 31,
                                        Ended March 31,  ----------------------------------------------------------------------
                                            1999 *         1998 *         1997 *          1996           1995          1994
                                          ----------     ----------     ----------     ----------     ----------     ----------
Income before taxes                       $  256,958     $  682,763     $  644,075     $  558,999     $  102,677     $   44,385
                                          ----------     ----------     ----------     ----------     ----------     ----------
Preferred stock dividends                      9,000         35,433         44,186         43,712         36,260          1,710
                                          ----------     ----------     ----------     ----------     ----------     ----------
Fixed charges:
  Interest                                   616,480      2,876,712      2,573,582      1,971,788      1,969,811      1,428,653
  Interest factor in rents                    14,547         56,139         53,665         54,537         59,491         51,102
                                          ----------     ----------     ----------     ----------     ----------     ----------
  Total fixed charges                        631,027      2,932,851      2,627,247      2,026,325      2,029,302      1,479,755
                                          ----------     ----------     ----------     ----------     ----------     ----------
Total fixed charges and preferred
  stock dividends                            640,027      2,968,284      2,671,433      2,070,037      2,065,562      1,481,465
                                          ----------     ----------     ----------     ----------     ----------     ----------
Income before taxes and fixed charges     $  887,985     $3,615,614     $3,271,322     $2,585,324     $2,131,979     $1,524,140
                                          ==========     ==========     ==========     ==========     ==========     ==========
Ratio of earnings to fixed charges
  and preferred stock dividends                  1.4            1.2            1.2            1.2            1.0            1.0
                                          ==========     ==========     ==========     ==========     ==========     ==========

For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends (tax effected), "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist principally of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.

* Income before taxes includes minority interest in wholly owned subsidiary trusts.